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                                                                Exhibit 99.2



                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF TENNESSEE
                              CHATTANOOGA DIVISION


IN RE:                                 )
                                       )      CHAPTER 11
THE KRYSTAL COMPANY,                   )
                                       )      CASE NO. 95-15306
         DEBTOR.                       )
                                       )      JUDGE COOK
______________________________________ )





                              DISCLOSURE STATEMENT
                            DATED FEBRUARY 10, 1997,
                          AS REVISED FEBRUARY 24, 1997,
                        TO ACCOMPANY SECOND AMENDED AND
                         RESTATED PLAN OF REORGANIZATION
                          FILED BY THE KRYSTAL COMPANY








KING & SPALDING
191 PEACHTREE STREET, N.E.
ATLANTA, GEORGIA 30303

COUNSEL TO THE DEBTOR

                                TABLE OF CONTENTS

ARTICLE I.- INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     A.   Purpose of The Disclosure Statement . . . . . . . . . . . . . . . . 1
     B.   Representations . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     C.   Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     D.   Summary.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          1.   WHO IS THE DEBTOR? . . . . . . . . . . . . . . . . . . . . . . 2
          2.   HOW LONG HAS THE DEBTOR BEEN IN CHAPTER 11?  . . . . . . . . . 2
          3.   WHAT IS CHAPTER 11?  . . . . . . . . . . . . . . . . . . . . . 2
          4.   HAS A TRUSTEE BEEN APPOINTED IN THIS CHAPTER 11 CASE?  . . . . 2
          5.   DOES THE BANKRUPTCY MEAN THAT THE KRYSTAL COMPANY WILL CEASE
               DOING BUSINESS?  . . . . . . . . . . . . . . . . . . . . . . . 3
          6.   HAS KRYSTAL PROPOSED A PLAN OF REORGANIZATION? . . . . . . . . 3
          7.   WHAT WILL BE THE SOURCE OF THE DISTRIBUTIONS UNDER THE PLAN? . 3
          8.   WHO VOTES ON THE PLAN? . . . . . . . . . . . . . . . . . . . . 3
          9.   HOW CAN I DETERMINE IF MY CLAIM IS ALLOWED?  . . . . . . . . . 3
          10.  HOW CAN I DETERMINE IF MY CLAIM IS IMPAIRED? . . . . . . . . . 3
          11.  HOW CAN I DETERMINE IN WHICH CLASS MY CLAIM HAS BEEN PLACED? . 4
          12.  HOW CAN I DETERMINE WHAT I WILL RECEIVE UNDER THE PLAN?  . . . 4
          13.  DO I HAVE TO VOTE FOR THE PLAN TO RECEIVE A DISTRIBUTION?  . . 4
          14.  HOW IS THE PLAN ACCEPTED?  . . . . . . . . . . . . . . . . . . 4
          15.  IF MY CLASS VOTES TO ACCEPT THE PLAN, DO I GET WHAT THE PLAN
               PROVIDES FOR MY CLASS? . . . . . . . . . . . . . . . . . . . . 4
          16.  WHAT IS CONFIRMATION?  . . . . . . . . . . . . . . . . . . . . 4
          17.  HOW DO I VOTE ON THE PLAN? . . . . . . . . . . . . . . . . . . 5

ARTICLE II. - GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . 5
     A.   History of the Debtor . . . . . . . . . . . . . . . . . . . . . . . 5
     B.   Description of Debtor's Business  . . . . . . . . . . . . . . . . . 6
     C.   Selected Historical Financial Data  . . . . . . . . . . . . . . . . 7
     D.   Debtor's Management . . . . . . . . . . . . . . . . . . . . . . . . 7
     E.   Debtor's Properties . . . . . . . . . . . . . . . . . . . . . . . .10

     F.   Description of Debtor's Major Debt Agreements . . . . . . . . . . . 11
          1.   Prudential Loan Documents  . . . . . . . . . . . . . . . . . . 11
          2.   Great-West/Jefferson Pilot Loan Documents  . . . . . . . . . . 12
          3.   Provident Loan Documents . . . . . . . . . . . . . . . . . . . 12
          4.   First Tennessee Line of Credit.  . . . . . . . . . . . . . . . 12
     G.   Other Significant Prepetition Liabilities . . . . . . . . . . . . . 12
          1.   Trade Claims . . . . . . . . . . . . . . . . . . . . . . . . . 12
          2.   Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
          3.   Workers Compensation Claims  . . . . . . . . . . . . . . . . . 13
          4.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     H.   Historical Competition in Debtor's Industry . . . . . . . . . . . . 13
     I.   Aviation Operation  . . . . . . . . . . . . . . . . . . . . . . . . 14
     J.   Events Leading to Chapter 11 Filing . . . . . . . . . . . . . . . . 14
     K.   Chapter 11 Case . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     L.   Significant Events in the Bankruptcy Case . . . . . . . . . . . . . 15
          1.   Appointment of a Legal Representative. . . . . . . . . . . . . 15
          2.   Establishment of a Bar Date. . . . . . . . . . . . . . . . . . 16
          3.   Solicitation of Clients by Stewart Estes & Donnel  . . . . . . 16
          4.   Claims Filed . . . . . . . . . . . . . . . . . . . . . . . . . 16
          5.   Quantification of FLSA Claims  . . . . . . . . . . . . . . . . 17
          6.   Dismissal of Certain Wage Claims . . . . . . . . . . . . . . . 17
          7.   Maximum SED Claims . . . . . . . . . . . . . . . . . . . . . . 17
          8.   Settlement of Claims for Unpaid Wages.   . . . . . . . . . . . 17

ARTICLE III. - BRIEF EXPLANATION OF CHAPTER 11  . . . . . . . . . . . . . . . 17

ARTICLE IV. - GENERAL OVERVIEW OF THE PLAN  . . . . . . . . . . . . . . . . . 20
     A.   Resolution of  Claims for Unpaid Wages  . . . . . . . . . . . . . . 20

ARTICLE V. - CLASSIFICATION OF CLAIMS AND THE TREATMENT
OF EACH CLASS IN THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     A.   Treatment of Priority Claims  . . . . . . . . . . . . . . . . . . . 20
          1.   Administrative Expense Claims  . . . . . . . . . . . . . . . . 20
          2.   Tax Claims . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          3.   Class 1 (Priority Claims)  . . . . . . . . . . . . . . . . . . 22
     B.   Classification and Treatment of Secured Claims  . . . . . . . . . . 22
          1.   Class 2 (Secured Claims) . . . . . . . . . . . . . . . . . . . 23

          2.   Class 3 (Provident Claims) . . . . . . . . . . . . . . . . . . 23
          3.   Class 4 (Scott Claims) . . . . . . . . . . . . . . . . . . . . 24
     C.   Classification and Treatment of Unsecured Claims  . . . . . . . . . 24
          1.   Class 5 (Unsecured Claims) . . . . . . . . . . . . . . . . . . 24
          2.   Class 6 (Bondholder Claims)  . . . . . . . . . . . . . . . . . 25
     D.   Classification and Treatment of Interests in the Debtor . . . . . . 25
          1.   Class 7 (Interests)  . . . . . . . . . . . . . . . . . . . . . 25
     E.   Payment of Interest on Allowed Claims . . . . . . . . . . . . . . . 25
     F.   Reservation of Rights . . . . . . . . . . . . . . . . . . . . . . . 26
     G.   Means of Implementation of Plan . . . . . . . . . . . . . . . . . . 26
     H.   Structure of the Reorganized Debtor . . . . . . . . . . . . . . . . 26
     I.   Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     J.   Distributable Property Under the Plan . . . . . . . . . . . . . . . 26
     K.   Executory Contracts and Unexpired Leases  . . . . . . . . . . . . . 27
     L.   Assumption and Cure . . . . . . . . . . . . . . . . . . . . . . . . 27
     M.   Identity And Compensation of Insiders . . . . . . . . . . . . . . . 27
     O.   Waivers and Releases; Legal Effect of Plan Confirmation . . . . . . 28
     P.   Amendment of the Plan . . . . . . . . . . . . . . . . . . . . . . . 29
     Q.   Retention of Jurisdiction by the Court  . . . . . . . . . . . . . . 29

ARTICLE VI. - CONDITIONS TO CONFIRMATION CONTAINED IN THE BANKRUPTCY CODE . . 29
     A.   Section 1129  . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     B.   Acceptance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     C.   Confirmation Without Acceptance of All Impaired Classes - Cramdown  32
     D.   Best Interests Test . . . . . . . . . . . . . . . . . . . . . . . . 32
     E.   Feasibility . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE VII. - ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     A.   Continuation of Case  . . . . . . . . . . . . . . . . . . . . . . . 34
     B.   Alternative Plans of Reorganization . . . . . . . . . . . . . . . . 35
     C.   Liquidation Under Chapter 7 . . . . . . . . . . . . . . . . . . . . 35
          1.   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
          2.   Liquidation Analysis . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE VIII. - RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE IX. - TAX CONSEQUENCES  . . . . . . . . . . . . . . . . . . . . . . . 38

ARTICLE X. - DISCLAIMERS  . . . . . . . . . . . . . . . . . . . . . . . . . . 39

ARTICLE XI. - THE SIGNIFICANCE OF ALLOWANCE AND IMPAIRMENT  . . . . . . . . . 39
     A.   Allowance of Claims.  . . . . . . . . . . . . . . . . . . . . . . . 39
          1.   Allowed Claims . . . . . . . . . . . . . . . . . . . . . . . . 39
     B.   Impairment of Claims  . . . . . . . . . . . . . . . . . . . . . . . 40
          1.   Definition of Impairment . . . . . . . . . . . . . . . . . . . 40
          2.   Classes Impaired Under the Plan  . . . . . . . . . . . . . . . 40

ARTICLE XII. - OBJECTIONS TO CLAIMS . . . . . . . . . . . . . . . . . . . . . 40
     A.   Objection Procedure . . . . . . . . . . . . . . . . . . . . . . . . 40
          1.   Objections . . . . . . . . . . . . . . . . . . . . . . . . . . 40
          2.   Responses  . . . . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE XIII. - TEMPORARY ALLOWANCE AND ESTIMATION OF CLAIMS  . . . . . . . . 41
     A.   Temporary Allowance of Claims for Voting Purposes . . . . . . . . . 41
     B.   Estimation of Claims for Distribution Purposes  . . . . . . . . . . 41

ARTICLE XIV. - VOTING ACCEPTANCE AND CONFIRMATION . . . . . . . . . . . . . . 41
     A.   Voting Procedures and Requirements  . . . . . . . . . . . . . . . . 41
     B.   Confirmation Hearing  . . . . . . . . . . . . . . . . . . . . . . . 42

ARTICLE XV. - RECOMMENDATION  . . . . . . . . . . . . . . . . . . . . . . . . 44

                                   ARTICLE I.
                                  INTRODUCTION

     A.        PURPOSE OF THE DISCLOSURE STATEMENT.

     Pursuant to Section 1125 of the Bankruptcy Code, The Krystal Company (the "Debtor" or "Krystal") submits this Disclosure Statement to provide the Debtor's Creditors and Interest holders with adequate information about the Debtor and the Plan of Reorganization filed by the Debtor (the "Plan") to enable such Creditors and Interest holders to make an informed judgment regarding the acceptance or rejection of, or objection to, the Plan. This Disclosure Statement discusses, among other things: voting instructions; recovery information; classification; and the Debtor's history, business, property and results of operations. It also includes a summary and analysis of the Plan, as well as the terms of principal agreements to be entered into in connection therewith. All Creditors and Interest holders are hereby advised and urged to read this Disclosure Statement, the Plan and the other exhibits annexed hereto in their entirety before voting to accept or reject the Plan.

     B.        REPRESENTATIONS.

     NO REPRESENTATIONS CONCERNING THE DEBTOR OR THE PLAN ARE AUTHORIZED OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS TO SECURE YOUR ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN AS CONTAINED HEREIN SHOULD NOT BE RELIED UPON BY YOU. INSTEAD, ANY SUCH REPRESENTATION OR INDUCEMENT SHOULD BE REPORTED TO THE BANKRUPTCY COURT DIRECTLY OR THROUGH COUNSEL FOR THE DEBTOR. THE DEBTOR IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY, ALTHOUGH ALL SUCH INFORMATION IS ACCURATE TO THE DEBTOR'S BEST KNOWLEDGE, INFORMATION AND BELIEF. THE BANKRUPTCY COURT HAS NOT VERIFIED THE ACCURACY OF THE INFORMATION CONTAINED HEREIN, AND THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THE BANKRUPTCY COURT ENDORSES OR APPROVES THE PLAN, BUT ONLY THAT IF THE INFORMATION IS ACCURATE, IT IS SUFFICIENT TO PROVIDE AN ADEQUATE BASIS FOR CREDITORS TO MAKE INFORMED DECISIONS WHETHER TO ACCEPT OR REJECT THE PLAN. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION; NEITHER HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

     C.        DEFINED TERMS.

     Most words or phrases used in this Disclosure Statement shall have their usual and customary meanings. Words or phrases defined in the Plan shall have the definitions set forth in the Plan. Unless otherwise defined, the capitalized terms used in this Disclosure Statement shall have the same meaning as to the Bankruptcy Code or Rules.

     D.        SUMMARY.

     1.   WHO IS THE DEBTOR?

     The Krystal Company, the owner, operator and franchisor of Krystal fast food restaurants.

     2.   HOW LONG HAS THE DEBTOR BEEN IN CHAPTER 11?

     Krystal filed its Chapter 11 petition on December 15, 1995 ("Filing Date").

     3.   WHAT IS CHAPTER 11?

     Chapter 11 is the chapter of the Bankruptcy Code for business reorganization. Under Chapter 11, a company attempts to restructure its finances so that it can continue to operate its business and provide jobs, pay its creditors and otherwise be a contributing part of the economy. Formulation of a plan of reorganization is the primary purpose of a Chapter 11 case.

     A Chapter 11 plan sets forth and governs the treatment and rights to be afforded to creditors and stockholders with respect to their Claims against and equity interests in the Debtor. According to section 1125 of the Bankruptcy Code, acceptances of a Chapter 11 plan may be solicited by the Debtor only after a written disclosure statement has been provided to each creditor or stockholder who is entitled to vote on the plan. This Disclosure Statement is presented to creditors and stockholders to satisfy the disclosure requirements contained in section 1125 of the Bankruptcy Code.

     4.   HAS A TRUSTEE BEEN APPOINTED IN THIS CHAPTER 11 CASE?

     No. In accordance with sections 1107 and 1108 of the Bankruptcy Code, following the commencement of its Chapter 11 case, Krystal has remained in possession of its property and continues to operate its business.

     5. DOES THE BANKRUPTCY MEAN THAT THE KRYSTAL COMPANY WILL CEASE DOING BUSINESS?

     No. Krystal intends to seek confirmation of the Plan which provides for it to continue to operate its business.

     6.   HAS KRYSTAL PROPOSED A PLAN OF REORGANIZATION?

     Yes. On November 15, 1996, Krystal filed its Plan with the Bankruptcy Court. Modifications to the Plan were filed on January 9, 1997,
     February 10, 1997, and February 24, 1997. A copy of that Plan, as modified, is attached hereto as Exhibit A. This Disclosure Statement explains certain provisions of the Plan to you and provides other important information that you should consider before voting on the Plan.

     7.   WHAT WILL BE THE SOURCE OF THE DISTRIBUTIONS UNDER THE PLAN?

     Distribution funds will be available from the more than $25,000,000 of cash and other assets Krystal has on hand and at least $45,000,000 of cash obtained from one or more loans or extensions of credit. Krystal anticipates that distribution under the Plan will be leass than $68,000,000.

     8.   WHO VOTES ON THE PLAN?

     Creditors holding Allowed Claims may vote on the Plan provided that their Claims are impaired by the treatment proposed in the Plan.

     9.   HOW CAN I DETERMINE IF MY CLAIM IS ALLOWED?

     Article XI, beginning at page 37 of this Disclosure Statement, explains how to determine if your Claim is allowed for voting purposes. Only holders of Allowed Claims may vote on and receive distributions under the Plan.

     10.  HOW CAN I DETERMINE IF MY CLAIM IS IMPAIRED?

     Article XI, Section B, at page 38 of this Disclosure Statement, will inform you of the classes of Claims that are impaired under the Plan. You must first determine in which class your Claim has been placed.

     11.  HOW CAN I DETERMINE IN WHICH CLASS MY CLAIM HAS BEEN PLACED?

     Article V, beginning at page 20 of this Disclosure Statement, describes the classes of Claims. The ballot tells you in which class the Debtor has placed your Claim. If you disagree with the class in which the Debtor has placed your Claim, you must file an objection with the Bankruptcy Court. Refer to Article XII, Section A, at page 38 of this Disclosure Statement, for further information on filing objections to confirmation of the Plan.

     12.  HOW CAN I DETERMINE WHAT I WILL RECEIVE UNDER THE PLAN?

     Article V, beginning at page 20 of this Disclosure Statement, also describes the treatment under the Plan for the different classes of Claims

     13.  DO I HAVE TO VOTE FOR THE PLAN TO RECEIVE A DISTRIBUTION?

     No. If the Plan is confirmed, you will receive whatever the Plan provides for the class in which your Claim has been placed, whether or not you vote for the Plan by sending in your ballot.

     14.  HOW IS THE PLAN ACCEPTED?

     For a class of Claims to accept the Plan, creditors holding at least 2/3 in amount and more than 1/2 in number of the "voting" Claims must accept the Plan. If you do not vote, you lose your right to be part of the determination as to which way your class will vote. The votes for each class, however, will be counted to determine whether the class as a whole voted to accept or reject the Plan.

     15. IF MY CLASS VOTES TO ACCEPT THE PLAN, DO I GET WHAT THE PLAN PROVIDES FOR MY CLASS?

     Not automatically. The Plan first must be confirmed by the Bankruptcy Court. You must also have an Allowed Claim which is not a Disputed Claim.

     16.  WHAT IS CONFIRMATION?

     Confirmation means that the Bankruptcy Court approves the Plan and it becomes a binding contract between Debtors and their creditors. The Bankruptcy Court must hold a confirmation hearing before it approves the Plan. The Bankruptcy Court has ordered that the confirmation hearing should be held on April 9, 1997, at 10:00 a.m., Eastern Standard Time, at the United States Courthouse, Clerk of Court, Historic U.S. Courthouse, 31 East 11th Street, Chattanooga, Tennessee 37401. Refer to Article VI, beginning at page 28 of this Disclosure Statement, for more information on requirements for confirmation of the Plan.

     17.  HOW DO I VOTE ON THE PLAN?

     To vote on the Plan, mark the accompanying ballot and return it in the self-addressed envelope or to the following address: David G. Epstein, King & Spalding, 191 Peachtree Street, N.E., Atlanta, GA 30303

     TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY KING & SPALDING BEFORE 5:00 P.M., EASTERN STANDARD TIME TIME, ON MARCH 28, 1997.

     Refer to Article XIV, Section A, beginning at page 39 of this Disclosure Statement, for more information on voting.

                                   ARTICLE II.

                               GENERAL INFORMATION

     This part of the Disclosure Statement provides general information about the Debtor and its Chapter 11 Bankruptcy Case. For more information about the Debtor's business, refer to the Debtor's Form 10-K, attached hereto as Exhibit B and Form 10-Q, attached hereto as Exhibit C. All historical financial information herein should be read in conjunction with the Form 10-K and Form 10-Q. References herein to any fiscal year are references to the twelve months ending on the Sunday nearest December 31 of that year.

     A.        HISTORY OF THE DEBTOR.

     Krystal was founded in Chattanooga, Tennessee, in 1932 by R.B. Davenport, Jr. and J. Glenn Sherrill. Krystal began operations with one hamburger stand in downtown Chattanooga; subsequently opened additional restaurants in Chattanooga; entered the Atlanta market in 1934, and moved into Rome, Georgia in 1935, and Columbus, Georgia and Nashville, Tennessee in 1936. During the 1950's and 1960's, Krystal gradually relocated restaurants from downtown to suburban locations and, at the same time, its format evolved from "cook-to-order" items to a more standardized menu.

     Until the late 1960's, Krystal's centerpiece of growth was its small, square KRYSTAL hamburger, referred to simply as a "KRYSTAL." In the late 1960's Krystal decided to expand its menu to include larger hamburgers, fried chicken and other entree items in an effort to compete with such fast food restaurant chains as McDonald's which were growing rapidly nationwide. Krystal continued with the strategy of competing head-to-head with mainstream fast food restaurants until 1985. At this time, Krystal concluded that it should no longer imitate the large national fast food restaurants. As a result, Krystal pared down its menu and refocused its attention on the original KRYSTAL hamburger.

     In August 1985, Krystal completed a leveraged recapitalization whereby R.B. Davenport, III, formed a holding company which purchased the equity interest of other Davenport and Sherrill family members (the "LBO"). This holding company was merged into Krystal concurrent with the closing of its initial public stock offering in May 1992. Krystal's strategy since the LBO has been to: (i) enhance the performance and image of existing restaurants by modernizing systems and operations, emphasizing management training and staffing and improving customer service and restaurant appearance; (ii) increase sales through renewed emphasis on uniquely Krystal products and by introducing new menu items that complement Krystal's traditional products; (iii) develop new restaurants principally, to date, through franchising; and (iv) close and dispose of under-performing and geographically remote restaurants.

     B.        DESCRIPTION OF DEBTOR'S BUSINESS.

     Krystal develops, operates and franchises KRYSTAL restaurants. The Debtor presently operates 239 KRYSTAL restaurants and 11 KRYSTAL KWIK restaurants. Franchisees and licensees of the Debtor own 88 KRYSTAL restaurants. These 88 KRYSTAL restaurants are not involved in this Bankruptcy Case.

     The restaurants in Krystal's system are presently located in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. Krystal employs approximately 9,000 persons, including 700 restaurant managers and 60 area, district and regional managers, 170 corporate personnel and 7,700 full or part-time restaurant employees. Approximately 8,000 of these employees are paid an average wage of $5.25 per hour and about one-third (1/3) work less than 30 hours per week.

     C.        SELECTED HISTORICAL FINANCIAL DATA

     Selected historical financial data relating to Debtor's business is included in Debtor's Form 10-K, attached hereto as Exhibit B, and Form 10-Q, attached hereto as Exhibit C.

     D.        DEBTOR'S MANAGEMENT

     The Debtor's Board of Directors currently consists of five members, divided into three classes serving staggered three-year terms. All directors of one class hold their positions until the annual meeting of shareholders, at which time the terms of the directors of such class expire. Executive officers of the Debtor are appointed annually by the Board of Directors and serve at the Board's discretion.

     The Debtor's directors and officers are as follows:

OFFICER OR DIRECTOR       POSITION
-------------------       --------

Carl D. Long              Chairman of the Board of Directors, Chief
                          Executive Officer and Director
R.B. Davenport, IV        President, Chief Operating Officer and Director
Bruce V. Bloom            Vice President - Development
Phillip E. McNeely        Vice President - Real Estate/Construction
Michael C. Bass           Vice President - Administration
Larry J. Reeher           Vice President - Human Resources
Paul J. Frankenberg       Vice President - Product Development and Quality
                          Assurance
Camden B. Scearce         Vice President, Chief Financial Officer,
                          Secretary, Treasurer, Director
Jerry N. Scott            Vice President - Operations
James R. Ventura          Vice President - Franchise Operations
J. Alan Walker            Vice President - Franchise Operations
Gordon L. Davenport, Jr.  Vice President - Marketing and New Business
R. B. Davenport, III      Director
J. Guy Beatty, Jr.        Director


     MR. LONG has served as Chairman and Chief Executive Office since 1990 and as a Director since 1981. He served as President from 1981 to 1992 and as Vice President - Finance from 1977 to 1981. He has also been a director of First Tennessee Bank, N.A. of Chattanooga since 1988. Prior to joining Krystal, Mr. Long was employed as Group Vice President and Chief Financial Officer of Ramada Inns, and Vice President and Chief Financial Officer of Informatics, Inc.

     MR. R.B. DAVENPORT, IV has served as President and Chief Operating Officer since 1992 and as Director since 1985. He served as Vice President
- Operations from 1988 until 1992 and as Vice President - Assistant to the President from 1986 to 1988. Prior to that he served in various capacities with Krystal since 1976. He has also been a director of First Tennessee Bank, N.A. of Chattanooga, Tennessee since 1993.

     MR. BLOOM has served as Vice President - Development since March 1992. From 1990 to 1991 he was Vice President - Franchising, General Manager for the Roy Rogers Division of

Hardee's Food Systems, Inc. From 1985 to 1990 he was Vice President - Franchising for the Marriott Family Restaurants and Roy Rogers divisions of Marriott Corporation. From 1982 to 1985 he was Director and subsequently Vice President - Franchise Development for Perkins Family Restaurants, Inc.

     MR. MCNEELY has served as Vice President - Real Estate/Construction since June 1, 1992 and from 1989 to 1992 had served as Vice President - Franchising. From 1984 to 1989, he served as Director of Real Estate. He served as administrator of Real Estate Development from 1981 to 1984. From 1978 - 1981 he served in various financial and real estate management positions with Burger Chef Systems, Inc., and prior to that, was an accountant with Price Waterhouse & Co.

     MR. BASS has served as Vice President - Administration since 1981. He has served in various capacities with Krystal since 1979, including the positions of Director of Purchasing and Director of Administration. From 1969 to 1979, he held various management positions with the Marriott Corporation.

     MR. REEHER has served as Vice President - Human Resources since 1995. He served as Executive Vice President of Human Resources of Gardner Merchant Food Services, Inc. from 1988 to 1995. From 1986 to 1988, he served as Director of Personnel with Foodmaker, Inc.

     MR. FRANKENBERG has served as Vice President - Product Development and Quality Assurance since April 1990. He served as Director - Product Development and Quality Assurance from 1985 to 1990. From 1984 to 1985 he served as Director - Product Development for Godfather's Pizza, Inc. From 1981 to 1984 he served as Director- Product Development and Quality Assurance for Perkins Restaurants, Inc.

     MR. SCEARCE has served as a Director since 1991. He has served as Vice President since 1981, as Secretary since 1978, and as Treasurer and Chief Financial Officer since 1990. Prior to that, he was an accountant with Arthur Andersen & Co. Mr. Scearce is a certified public accountant.

     MR. SCOTT has served as Vice President - Operations since April 1996. Prior to that time he served as Vice President - South Region since 1986. From 1982 to 1986, he was Director of Operations for Hardee's Food System, Inc. From 1970 to 1982, he held various positions in company and franchise operations with Burger Chef Systems, Inc.

     MR. VENTURA has served as Vice President - Franchise Operations since May 1995. He served as Vice President - Operations from 1992 to 1995, and as Vice President - North Region from 1984 to 1992. From 1983 to 1984, he was Vice President of Operations for the Burger King Division of the Howard Johnson Company. From 1970 to 1983 he held various management positions with McDonald's Corporation, including Senior Regional Manager. Mr. Ventura has announced that he is retiring from Krystal on December 31, 1996.

     MR. WALKER currently jointly holds the position of Vice President - Franchise Operations with Mr. Ventura in order to train to take over the position after Mr. Ventura's retirement. Prior to this position, he had served as Vice President - North Region since October 1, 1992. Mr. Walker began his career with Krystal in 1982 as a management trainee and has served Krystal in various operations positions.

     MR. GORDON DAVENPORT has served as Vice President - Marketing and New Business since November 1995. He was employed as Vice President - New Business and Strategic Planning in August 1995. From 1986 to 1995, he was with Warner Lambert Company in various domestic and international management positions, including Director of Marketing and Sales for Warner Lambert's Italian affiliate. Prior to Warner Lambert, he was Director of Marketing for a professional sports team.

     MR. R. B. DAVENPORT, III, has served as a Director since 1950. He served as President from 1961 to 1973 and as Chairman of the Board of Directors from 1973 to 1990. Mr. Davenport, III, is the father of R.B. Davenport, IV.

     MR. BEATTY has served as a Director since 1985. He has been a partner in the law firm of Miller & Martin, Chattanooga, Tennessee, since 1963.

     The following chart reflects Krystal's organization structure:


                                                             THE KRYSTAL COMPANY

                                                                  Carl Long
                                                         Chairman of the Board, CEO
                                                                      |
                                                                      |
                                                             Rody Davenport, IV
                                                               President, COO
                                                                      |
                                                                      |
        --------------------------------------------------------------------------------------------------------------------
        |                  |                  |                   |                 |                  |                   |
        |                  |                  |                   |                 |                  |                   |
        |                  |          Gordon Davenport       Larry Reeher        Cam Scearce      Bruce Bloom        Jim Ventura
   Jerry Scott          Mike Bass     Vice President,       Vice President,    Vice President,   Vice President,     Alan Walker
  Vice President,    Vice President,    Marketing &         Human Resources    Chief Financial     Development     Vice President,
   Operations        Administration    New Business                |              Officer              |        Franchise Operations
                           |                  |                    |                 |                 |
                           |                  |                    |                 |           ------|------
                           |     ------------------------          |                 |           |           |
                           |     |                      |   Human Resources          |           |           |
                           |  Marketing                 |     Department             |           |           |
                           |  Department                |                            |      Franchising      |
                           |                            |                            |      Department       |
     |---------------------|---------|                  |                            |                       |
Purchasing      |      Warehouse     |                  |                            |                       |
                |                    |                  |                  ----------------------            |
            Training &           Maintenance            |                  |                    |            |
          Communications         Department             |            Data Processing        Accounting       |
                                                        |              Department           Department       |
                                                        |                                                    |
                                                        |                                                    |
                                                Paul Frankenberg                                             |
                                                 Vice President,                                        Phil McNeely
                                             Research & Development                                    Vice President,
                                                        |                                        Real Estate & Construction
                                                        |                                                    |
                                                        |                                                    |
                                                        |                                                    |
                                                        |                                                    |
                                           |------------|------------|                          |------------|------------|
                                           |            |            |                          |                         |
                                        Research &    Quality      Consumer                Construction              Real Estate
                                        Development  Assurance  Quality Control             Department               Department



     E.        DEBTOR'S PROPERTIES.

     As of September 29, 1996, the Debtor owned or leased a total of 250 real property sites for the operation of KRYSTAL and KRYSTAL KWIK restaurants. Krystal owns 122 of those properties free and clear of liens and 13 of those properties subject to mortgage indebtedness. Krystal ground leases 64 restaurant properties and owns the buildings located on such properties and leases the land and buildings at 51 additional restaurant locations.

     The average age of Krystal's restaurants is 18 years. The average remaining life under Krystal's capital and operating leases is approximately five years, without consideration of renewal privileges. Including these renewal arrangements, the average life remaining is approximately 13 years. Krystal's leases generally provide for fixed rental payments, although some of Krystal's restaurant leases also include percentage rental payments. Krystal also owns six and leases one unimproved parcel of real property for future use as restaurant sites.

     Krystal leases approximately 46,000 square feet of space in an office building in Chattanooga for use as its corporate headquarters at an average rate of approximately $12.00 per square foot. This lease expires in June 1998. The Debtor also leases additional office space for two regional offices in Chattanooga and Atlanta.

     Krystal also owns one and leases 27 restaurant sites in the Baltimore, Washington, D.C. and St. Louis metropolitan areas, which it in turn subleases or leases to Davco Restaurants, Inc., a public company which is a Wendy's International, Inc. franchisee and a former affiliate of Krystal. These subleases and leases were entered into between 1975 and 1978, and Davco operates Wendy's restaurants on all of these properties. Krystal's agreement with Davco provides that Davco pays to Krystal the rental specified under the sublease plus 6% and all associated tenant costs. In November 1987, Davco was sold to a group led by senior members of Davco's management, none of whom are affiliated with Krystal. From 1983 until 1987, Davco was a subsidiary of a corporation in which Krystal held an approximate 46% equity interest.

     F.        DESCRIPTION OF DEBTOR'S MAJOR DEBT AGREEMENTS

     On January 17, 1996, the Debtor filed with the Bankruptcy Court a Statement of Liabilities and Financial Affairs, listing the Debtor's liabilities as of the Filing Date. The statements are too voluminous to include in this Disclosure Statement. However, this section summarizes the Debtor's major debt agreements. Prior to the filing of this Bankruptcy Case, the Debtor was not in default under any of its major debt agreements. Under applicable bankruptcy law, once this Bankruptcy Case was filed, no payments could be made with respect to any of these obligations pending confirmation of a plan of reorganization, except as provided in the Bankruptcy Code or by order of the Bankruptcy Court.

     1. PRUDENTIAL LOAN DOCUMENTS. On September 26, 1989, the Debtor issued $20 million in original principal amount of unsecured notes to The Prudential Insurance Company of America pursuant to a private placement. The notes mature on May 31, 1999 and require principal amortization payments as follows: $3 million principal reduction payments on May 31, 1996 and May 31, 1997; $5 million principal reduction payments on May 31, 1998, and May 31, 1999. As of the Filing Date, the Debtor was not in default under these notes. The principal amount owed under the notes as of the Filing Date was $16 million and the notes bear interest at the rate of 11.16% per year.

     2. GREAT-WEST/JEFFERSON PILOT LOAN DOCUMENTS. On May 1, 1994, Krystal finalized the private placement of $20 million of unsecured notes to Great-West Life and Annuity Insurance Company and Jefferson-Pilot Life Insurance Company. The notes were sold in two traunches of $10 million each, with the first borrowing closing in May, 1994, and the second borrowing closing in August, 1994. The notes mature on May 1, 2004 and require $2.5 million principal reduction payments on May 1 of each year beginning on May 1, 1997. As of the Filing Date, the Debtor was not in default under these notes. The principal amount owed under the notes as of the Filing Date was $20 million and the notes bear interest at the rate of 7.6% per year.

     3. PROVIDENT LOAN DOCUMENTS. In October 1986, the Debtor issued $5 million in secured mortgage bonds to Provident Life and Accident Insurance Company. The bonds are secured by mortgages on real property (and certain related assets) in connection with 12 restaurants with a net book value of $3,897,000.00. As of the Filing Date, the Debtor was not in default under these bonds. The principal amount owed under the bonds as of the Filing Date was $2,884,000.00 and the bonds bear interest at the rate of 10.5% per year.

     4. FIRST TENNESSEE LINE OF CREDIT. Krystal is obligated to First Tennessee Bank, National Association under a Line of Credit Agreement with respect to a line of credit extended by the Bank. The line of credit was used to fund the extension of letters of credit to secure Krystal's obligations under its workers' compensation plan and to certain of its providers of utility services for deposit obligations. The principal amount of the Debtor's contingent obligation under the line of credit was $5,774,000.00 as of the Filing Date. As of September 29, 1996, that contingent obligation had been reduced to $2,654,000.00.

     G.        OTHER SIGNIFICANT PREPETITION LIABILITIES

     1. TRADE CLAIMS. As of the Filing Date, the Debtor owed approximately $7.5 million in trade payables to its suppliers and vendors. The Debtor was current on all Trade Claims as of the Filing Date.

     2. LEASES. Krystal leases 115 of its restaurants and also leases certain other properties and equipment. The store leases usually have primary terms of up to 20 years with one to four renewal options for additional 1-10 year periods. Under certain of these leases, Debtor is subject to additional rentals based upon a percentage of sales. The leases for other properties and equipment are for terms of up to 20 years. Most of the restaurant leases require that Debtor provides for the payment of real estate taxes, repairs and maintenance, and insurance.

     As debtor-in-possession, Krystal has the right, subject to Bankruptcy
Court approval and certain other limitations, to assume or to reject executory contracts and unexpired leases. In this context, "assumption" means that Debtor agrees to perform its obligations and cure all existing defaults under the contract or lease, and "rejection" means that Debtor is relieved from its obligations to perform further under the contract or lease but is subject to a Claim of damages for the breach thereof. Krystal does not expect to close any material number of stores or reject any material number of leases prior to the Effective Date of the Plan. Claims resulting from rejection are treated as prepetition General Unsecured Claims in the Plan. For more information, refer to Article V, Section C.1, at page 24 of this Disclosure Statement.

     3. WORKERS COMPENSATION CLAIMS. As of September 29, 1996, the Debtor had recorded, for financial statement purposes only, $1,360,000.00 for prepetition workers compensation claims. The Debtor has obtained authority from the Bankruptcy Court to pay workers' compensation claims (up to $2,500,000.00) from and after the Petition Date so as to avoid the necessity of drawing upon certain letters which secure the workers' compensation obligations.

     4. LITIGATION. As of the Filing Date, the Debtor was involved in numerous lawsuits throughout the southeastern United States. These lawsuits, which are prevented from proceeding as of the Filing Date because of the automatic stay provisions of the Bankruptcy Code, include employment and contract disputes, personal injury and other tort Claims, workers compensation disputes and condemnation matters. In general, these matters have not proceeded during the pendency of this case.

          In addition to the foregoing, the Debtor has been sued for allegedly violating the Fair Labor Standards Act. For a detailed description of this litigation and its settlement, refer to Article II, Section J, at page 14, and Article II, Section L at page 15 of this Disclosure Statement.

     H.        HISTORICAL COMPETITION IN DEBTOR'S INDUSTRY

     The fast food or quick service restaurant industry is highly competitive with respect to price, quality and speed of service, restaurant location and attractiveness of facilities, customer recognition and food quality. The quick service industry is often significantly affected by many factors, including changes in local, regional or national economic conditions impacting consumer spending habits, demographic trends and traffic patterns, changes in consumer tastes, consumer concerns about the nutritional quality of quick service food, and increases in the number, type and location of competing quick service restaurants. Krystal competes primarily on the basis of speed of service, price, uniqueness of products, name recognition and food quality. In addition, with respect to selling franchises, Krystal competes with many restaurant franchisors and other business concepts.

     Each of the four leading national hamburger chains (McDonalds, Burger King, Hardee's and Wendys) operates restaurants in each of Krystal's metropolitan market areas. Krystal believes it is the largest regional hamburger chain in these areas.

     I.        AVIATION OPERATION.

     Through a subsidiary company, Krystal Aviation Co. and its wholly owned subsidiary, Krystal Aviation Management Co., Krystal operates a fixed base airport hangar operation and airplane management business in Chattanooga. In January 1993, Krystal Aviation Co. acquired a competing fixed base hangar operation in Chattanooga in order to obtain increased market share. While the subsidiaries are profitable, Krystal entered into this business in 1977 principally to facilitate access to restaurant locations not readily served by commercial air service and has no current intention of expanding this business. This operation sells fuel, rents hangar space, and manages airplanes. As of September 30, 1996, the operation employed approximately 40 people and had nine month revenues of approximately $3.4 million. Krystal leases the sites for its aviation operation.

     J.        EVENTS LEADING TO CHAPTER 11 FILING.

     In July 1994, 41 current and former hourly restaurant employees of Krystal filed suit against Krystal alleging violations of the Fair Labor Standards Act of 1938 (the "FLSA") for failure to pay them and allegedly "similarly situated" current and former hourly restaurant employees for time allegedly worked on Krystal's behalf, seeking back wages, statutory "liquidated damages", attorneys' fees and costs. After the District court granted partial summary judgment in favor of the plaintiffs; that suit was settled. However, four separate, similar suits were filed in four United States district courts and were consolidated for pretrial proceedings in the United States District Court for the Middle District of Tennessee (the "Pending Cases"). Prior to the filing of this Bankruptcy Case, over 700 current and former Krystal hourly restaurant employees had filed Consents to Become a Party Plaintiff in the Pending Cases. All of the Pending Cases were, as of the Filing Date, in the very early stages of discovery.

     On February 17, 1995, the plaintiffs in one of the Pending Cases, filed a motion for court-supervised notice to prospective claimants. Court-supervised notice was provisionally granted on August 28, 1995 and the parties were directed to submit proposed forms of notice to the District Court for consideration. The Debtor filed a motion for reconsideration of the order granting order supervised notice on September 12, 1995 and the Plaintiffs filed their response on September 26, 1995. The motion for reconsideration was pending at the time that the Bankruptcy Case was filed.

     Krystal's Chapter 11 filing was triggered by the direct and indirect costs of litigation under the FLSA. Lawsuits under the FLSA are binding only on a past or present employee who affirmatively elects to be bound by joining the litigation as an actual party plaintiff. Section 216(b) of the FLSA provides in pertinent part: "No employee shall be a party plaintiff to any such action unless he gives his consent in writing to become such a party and such consent is filed in the court, in which such action is brought, " 29 U.S.C. Section 216(b).

     As indicated above, as of the Filing Date, over 700 past and present Krystal hourly restaurant employees had filed Consents to Become a Party Plaintiff in the Pending Cases. Krystal had more than 83,000 past and present hourly employees who had not asserted FLSA claims that may not be time-barred and who would not be bound by judgments or settlements in the Pending Cases. Because of this unusual "opt-in" structure to section 216(b) litigation, Krystal could not completely and finally resolve its FLSA liability, if any, to its current and former employees outside of bankruptcy. As a result, the Bankruptcy Case was filed because it provided Krystal with its sole opportunity to resolve completely and finally its FLSA liability.

     K.        CHAPTER 11 CASE.

     On December 15, 1995, Krystal filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Tennessee for the purpose of completely and finally resolving the various claims filed against Krystal by current and former employees alleging violations of the FLSA.

     L.        SIGNIFICANT EVENTS IN THE BANKRUPTCY CASE.

     1. APPOINTMENT OF A LEGAL REPRESENTATIVE. On the Filing Date, Krystal filed a motion seeking the appointment of a legal representative for the FLSA Claimants to "protect the legal rights and interests of FLSA Claimants as a group" with the Bankruptcy Court. After the Filing Date, pleadings were filed by the attorneys for certain of the FLSA Claimants opposing the appointment of a legal representative, moving for the appointment of a separate official committee for FLSA claimants, and seeking the establishment of a claims bar date. The Bankruptcy Court heard argument on these motions on January 22, 1996. Prior to a ruling by the Bankruptcy Court, the parties reached a negotiated partial settlement which provided for the appointment of a legal representative of the FLSA Claimants for the limited purposes of participating in the resolution of issues of notice to FLSA Claimants and the establishment of a bar date for the filing of any Claims, including FLSA Claims, in this Bankruptcy Case.

     2. ESTABLISHMENT OF A BAR DATE. On February 6, 1996, the Bankruptcy Court entered an order establishing June 6, 1996 as the date by which all Claims must be filed in order to receive a distribution in this Bankruptcy Case (the "Bar Date"). In addition, the Bankruptcy Court approved a form of notice to be provided to wage claimants regarding the Bar Date, and approved a special proof of claim form to be sent to all wage claimants.

     3. SOLICITATION OF CLIENTS BY STEWART ESTES & DONNELL. Prior to the hearing on the appointment of a legal representative, the law firm of Stewart Estes & Donnell ("SED"), plaintiffs' counsel in the Pending Cases, obtained from the Bankruptcy Court a list of the names and addresses of the approximately 90,000 persons who had worked for Krystal at any time between December 15, 1992 to December 15, 1995. SED used this list, which is a matter of public record, to send solicitation letters to each former and present Krystal employee urging them to retain SED to assert any FLSA Claims against Krystal. SED contends that its solicitation of clients was legal and ethical.

Neither the transmission of the solicitation letter, its form or content was approved by the Bankruptcy Court. No assertion has been made to date that such approval was necessary.

     4. CLAIMS FILED. As of June 6, 1996, the Bar Date, 8,260 proofs of claim were filed with the Bankruptcy Court asserting Claims for unpaid wages. Krystal has reviewed each of those proofs of claim and determined the following:

     404 of the claimants could not be identified from Krystal's employment records as ever having been employed by Krystal in any capacity prior to the Petition Date.

     7,856 of the claimants were identified as having been employed by Krystal prior to the Petition Date.

     211 of the claimants were identified as former employees of Krystal who had not been employed by Krystal at any time during the applicable maximum 3-year statute of limitations period under the FLSA.

     7,645 of the claimants were identified as current or former employees of Krystal who had been employed by Krystal at some time during this applicable maximum 3-year statute of limitations period under the FLSA.

     A significant number of the Claims were duplicates.

Approximately 7,200 of the FLSA Claims were filed by SED on behalf of clients they had solicited. None of these claims used the special form for wage claimants or stated a dollar amount for the Claim asserted. SED subsequently withdrew as counsel to approximately 1,200 of the persons on whose behalf they had filed proofs of claim. Approximately 1,000 of the FLSA Claims were filed PRO SE by claimants.

     5. QUANTIFICATION OF FLSA CLAIMS. After the Bar Date, Krystal moved the Bankruptcy Court to require the wage claimants to provide information on the dollar amount of the Claim asserted by each claimant and the average hours allegedly worked off the clock each week by each wage claimant. An Agreed Order compelling the production of this information was entered on July 1, 1996.

     6. DISMISSAL OF CERTAIN WAGE CLAIMS. On November 4, 1996, the Bankruptcy Court granted Krystal's objection to approximately 1,500 wage Claims and dismissed such Claims for failure to comply with the Court's orders regarding quantification of Claims. None of the claims of creditors then represented by SED were dismissed pursuant to this Order.

     7. MAXIMUM SED CLAIMS. As of the date hereof, SED represents 6,013 claimants who have asserted an aggregate of approximately $23,000,000 in FLSA claims and $7,500,000 in state law breach of contract claims for
unpaid wages.   In addition, 504 pro se claimants have asserted aggregate
FLSA claims for approximately $900,000.

     8. SETTLEMENT OF CLAIMS FOR UNPAID WAGES. In compliance with a Scheduling Order entered in the Bankruptcy Case, Krystal has made settlement offers to approximately 5,500 wage claimants. A number of the settlement offers were for the full amount of the Claim asserted. Over 80% of the settlement offers received by PRO SE claimants have been accepted resulting in settlement of 205 claims for an aggregate of $104,920. In addition, the Debtor and Claimants represented by SED have reached an agreement pursuant to which all Claims asserted by Claimants represented by SED for unpaid wages will be settled. Pursuant to such agreement, which will require approval by the Bankruptcy Court, the Debtor will pay $13,000,000 to the Claimants represented by SED to settle such Claims. The Plan is contingent upon entry of an order approving this settlement.

                                ARTICLE III.

                      BRIEF EXPLANATION OF CHAPTER 11
                      -------------------------------

     Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. It allows a business debtor to remain in operation and work out its financial difficulties. Unlike in cases under Chapters 7, 12 or 13 of the Bankruptcy Code, which automatically result in the appointment of a trustee, the debtor in a Chapter 11 case remains in control of the estate as the "debtor-in-possession," generally with the same powers and duties as the trustee.

     Upon filing a petition for Chapter 11 reorganization, and during the pendency of a reorganization case, the Bankruptcy Code imposes an automatic stay against creditors' attempts to collect or enforce, through litigation or otherwise, claims against the debtor. The automatic stay provisions of
Section 362 of the Bankruptcy Code, unless lifted by court order, will generally prohibit or restrict attempts by secured or unsecured creditors or other claimants to collect or enforce any claims against the debtor that arose prior to the commencement of the Chapter 11 case.

     Formulation and confirmation of a plan of reorganization is the principal purpose of a Chapter 11 reorganization case. The plan of reorganization is the vehicle for satisfying allowed claims against a debtor. After a plan of reorganization has been filed, the holders of allowed claims against or interests in a debtor are permitted to vote to accept or reject such plan. Section 1125 of the Bankruptcy Code requires the debtor, before soliciting acceptances of the proposed plan, to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. This disclosure statement is presented to holders of claims or interests in impaired classes to satisfy the requirements of Section 1125 of the Bankruptcy Code.

     The Bankruptcy Code defines acceptance of a plan of reorganization by a class of claims as acceptance by a majority in number and at least two-thirds in amount of those claims actually voting in such class. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of interests as acceptance by holders of at least two-thirds of the number of shares actually voting in such class. In the Bankruptcy Case, holders of claims or interests who fail to return ballots will not be counted as either accepting or rejecting the plan for purposes of determining whether the plan is accepted or rejected.

     Acceptances of a plan are solicited only from those persons who hold allowed claims or interests in an impaired class. Classes of claims or interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization. Consequently, holders of claims or interests in such unimpaired classes are not entitled to vote. A class of claims or equity interests is impaired under a plan of reorganization unless, as set forth in Section 1124 of the Bankruptcy Code, with respect to each claim or equity interest of such class, the plan: (1) leaves unaltered the legal, equitable and contractual rights of the holder of such claim or interest; or (2) notwithstanding any contractual provision or applicable law that entitles the holder of a claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default: (a) cures any such default that occurs before or after the commencement of the case under the Bankruptcy Code other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstates the maturity of such claim or interest as such maturity existed before such default; (c) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

     Even if all classes of claims and interests accept a plan of reorganization, the Bankruptcy Court nevertheless might not confirm that plan. Section 1129(a) of the Bankruptcy Code sets forth the requirements for confirmation of a plan of reorganization and, among other things, requires that a plan of reorganization (1) comply with the applicable provisions of the Bankruptcy Code and other applicable law, (2) be proposed in good faith, (3) be accepted by at least one impaired class of creditors,
(4) be in the "best interest" of creditors and interest holders and (5) be feasible. The "best interest" test generally requires that the value of the consideration to be distributed under a plan to holders of claims or interests who have not voted to accept the plan may not be less than those parties would receive if the debtor were liquidated under a hypothetical liquidation occurring under Chapter 7 of the Bankruptcy Code. Under the "feasibility" requirement, the Court generally must find that there is a reasonable probability that the debtor will be able to perform the obligations incurred under the plan and to continue operations without the need for further financial reorganization. If the proponent of a plan of reorganization seeks confirmation of such plan under the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, the court may confirm a plan of reorganization if it meets all applicable requirements of
Section 1129(a) of the Bankruptcy Code (except Section 1129(a)(8), which requires acceptance by all impaired classes) and if the proponent of the plan shows that the plan (1) does not discriminate unfairly and
(2) is fair and equitable with respect to each impaired class of claims or interests that has not accepted the plan of reorganization.

     Under Section 1129(b) of the Bankruptcy Code, a plan of reorganization is "fair and equitable" as to a class if, among other things, the plan provides: (1) with respect to secured claims, that each holder of such claim included in the rejecting class will receive or retain on account of such claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; and (2) with respect to unsecured claims and interests, that the holder of any claim or interest that is junior to the claims or interests of such class will not receive or retain on account of such junior claim or interest any property at all unless the senior class is paid in full. The Bankruptcy Court must further find that the economic terms of the plan of reorganization do not unfairly discriminate with respect to the particular objecting class, as provided in Section 1129(b) of the Bankruptcy Code.

                                ARTICLE IV.

                        GENERAL OVERVIEW OF THE PLAN
                        ----------------------------

     This part of the Disclosure Statement summarizes the provisions of the Plan. The Plan, after it has been confirmed, will constitute a contract between the Debtor and its creditors and stockholders. This Disclosure Statement does not constitute such a contract. Therefore, if any discrepancies exist between the Plan and the following summary of the Plan, the Plan will control. Because this section of the Disclosure Statement is only a summary of the Plan, it is advisable to review carefully the Plan for the full details of the treatment of creditors. As mentioned above, the Plan is attached hereto as Exhibit A.

     A. RESOLUTION OF CLAIMS FOR UNPAID WAGES. Substantially all of the Claim for unpaid wages will be resolved by the entry of an order approving the settlement reached between the Debtor and the Claimants represented by SED. Approval of this settlement is a condition to the effectiveness of the Plan.

     B. PAYMENT OF CLAIMS. The Plan provides for payment in full in Cash on the Distribution Date of all Allowed Claims. The Debtor intends to obtain exit financing from a third party in the amount of at least $45,000,000.00 to fund, in part, the payment of Allowed Claims. The successful closing of a loan whereby the Debtor borrows at least $45,000,000 is a condition to the effectiveness of the Plan.

     C. CONDITIONS TO EFFECTIVE DATE. The Plan also provides three conditions precedent to the Effective Date: (1) The Debtor shall have in its possession, custody, or control immediately available funds in an amount sufficient to enable it to make all distributions required by the Plan to be made; (2) all distributions required by the Plan to be made shall have been made and (3) the "Effective Date" shall be no later than June 30, 1997.


                                ARTICLE V.

                        CLASSIFICATION OF CLAIMS AND
                        ----------------------------
                   THE TREATMENT OF EACH CLASS IN THE PLAN
                   ---------------------------------------

     A.        TREATMENT OF PRIORITY CLAIMS.

     1.   ADMINISTRATIVE EXPENSE CLAIMS.     Administrative Claims are
Claims that are accorded priority pursuant to Bankruptcy Code section 503(b)(1). These are Claims for the actual and necessary costs of preserving the Debtor's bankruptcy estate.

     The Debtor has been authorized by the Bankruptcy Court to retain attorneys, accountants and financial advisors to assist it during the course of the Bankruptcy Case. Pursuant to section 330 of the Bankruptcy Code, the Bankruptcy Court may authorize the Debtor to pay its professionals for the services performed by those professionals and, pursuant to Bankruptcy Code section 503(b)(1), the Claims of such professionals for payment constitute administrative expense Claims. Similar Claims will be asserted, and the Debtor will have similar administrative expense payment obligations, with respect to the payment of the fees and expenses of professionals retained by the Official Committee of Unsecured Creditors and the Legal Representative.

     Also included among the Claims in this class are the Claims of postpetition trade creditors pursuant to the various trade credit agreements between them and the Debtor.

     Furthermore, (i) if the Debtor defaults under the terms of any executory contract or unexpired lease assumed pursuant to order of the Bankruptcy Court as provided for in Bankruptcy Code section 365 or under the terms of any contract or lease entered into by it after the Filing Date; or (ii) if the Debtor untimely rejects an unexpired lease or executory contract that has not previously been assumed and the Debtor receives a postpetition benefit under such contract, the non-Debtor parties to such contracts and leases may assert administrative priority Claims that would be placed within this class.

     The Allowed Administrative Expenses Claims shall be paid in full in Cash on the later of (a) the Distribution Date of the Plan or (b) the date on which such Claims otherwise are due and payable in the ordinary course of the Debtor's business in accordance with the terms of the parties' business dealings or contract, unless the holder of the Claim has agreed to less favorable treatment for its

Administrative Expense Claim. The Debtor anticipates that the Allowed Claims of Professional Persons will be approximately $1,500,000.00.

     2.   TAX CLAIMS.    Priority Tax Claims are unsecured tax Claims that
are accorded priority pursuant to Bankruptcy Code section 507(a)(8). The taxes entitled to such priority are (i) taxes on income or gross receipts that meet the requirements set forth in section 507(a)(8)(A); (ii) property taxes meeting the requirements of section 507(A)(8)(B); (iii) taxes that were required to be collected or withheld by the Debtor and for which the Debtor is liable in any capacity as described in section 507(a)(8)(C);
(iv) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to section 507(a)(3), to the extent that such taxes also meet the requirements of section 507(a)(8)(D); (v) excise taxes of the kind specified in sections 507(a)(8)(E); (vi) customs duties arising out of the importation of merchandise that meet the requirements of sections 507(a)(8)(F); and (vii) prepetition penalties related to any of the foregoing tax Claims to the extent such penalties are in compensation for actual pecuniary loss as provided for in section 507(a)(8)(G).

     The Allowed Tax Claims shall at the option of the Debtor be paid (a) in full and in Cash on the later of (i) the Distribution Date or as soon thereafter as is practicable, or (ii) the date on which such Tax Claim becomes due and payable pursuant to the terms thereof or any applicable Final Order, or (b) in such amount, on such other date, and upon such other terms as may be contained in a Final Order or agreed upon between the holder of the Tax Claim and the Debtor, or (c) in full and in Cash over a period not to exceed six years from the date of assessment of such Tax Claim in equal installments not less frequently than quarterly with interest at the rate specified in Section 6621 of the Internal Revenue Code of 1986, as amended, or at such other rate as may be specified in a Final Order. The Debtor anticipates that the Allowed Tax Claims will be less than $10,000.00.

     3.   CLASS 1 (PRIORITY CLAIMS):  Class 1 is comprised of Priority
Claims, which are Claims entitled to priority under Bankruptcy Code section 507(a), other than administrative expenses described in section 507(a)(1) and Tax Claims described in section 507(a)(7). Class 1 consists of the following Claims: unsecured Claims for wages, salaries, or commissions, as described and limited in section 507(a)(3); unsecured Claims for contributions to an employee benefit plan, as described and limited in section 507(a)(4); unsecured Claims of persons engaged in the production or raising of grain or engaged as a United States fisherman, in each case to the extent provided, and as described and limited in section 507(a)(5); unsecured Claims of individuals, to the extent of $1,800 for each such individual, arising from the deposit, before the commencement of the case, of money in connection with the purchase, lease or rental of property, or the purchase of services for personal, family or household use of such individuals, that were not delivered or provided (section 507(a)(6)); and unsecured Claims based on any commitment by the Debtor to certain governmental entities for the purpose of maintaining the capital of an insured depository institution, as provided in section 507(a)(8). The
Debtor anticipates that there will be no Claims asserted pursuant to sections 507(a)(5), (6) or (8). The Debtor does not anticipate substantial Claims being brought under any of the other applicable clauses of section 507(a)(3) and section 507(a)(4), because most of the Claims that would have been asserted pursuant to that subsection (employee wage Claims) were paid pursuant to order of the Bankruptcy Court.

     The Allowed Claims in Class 1 (a) shall be paid in full and in Cash on the later of (i) the Distribution Date or as soon thereafter as is practicable, or (ii) the date on which such Allowed Claim becomes due and payable pursuant to the terms thereof, the agreement upon which such Claim is based, or any applicable Final Order, or (b) shall be paid in such amount, on such other date, and upon such other terms as may be contained in a Final Order or agreed upon between the holder of the Priority Claim and the Debtor. The Debtor anticipates that the Allowed Class 1 Priority Claims will be less than $10,000.00.

     B.        CLASSIFICATION AND TREATMENT OF SECURED CLAIMS.

     1. CLASS 2 (SECURED CLAIMS): Class 2 shall consist of all Allowed Claims against the Debtor that are Secured Claims. The Allowed Claims in Class 2 shall at the option of the Debtor (a) be paid in full and in Cash on the Distribution Date or as soon thereafter as is practicable, or (b) be paid in such amount, on such other date, and upon such other terms as may be contained in a Final Order or agreed upon between the holder of the Secured Claim and the Debtor, (c) be satisfied in full through a transfer to the holder of the Secured Claim of the Debtor's interest in the Debtor's Property or the property of the Estate upon which the holder of the Secured Claim holds a Lien to secure such Allowed Claim, or (d) pursuant to
Section 1124(2) of the Bankruptcy Code shall be paid in full and in Cash over time after (i) the cure on the Distribution Date or as soon thereafter as is practicable of any default that occurred before or after the Filing Date (other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the reinstatement at the time of such cure of the maturity of the Allowed Claim as such maturity existed before such default, (iii) the compensation at the time of such cure to the holder of the Secured Claim for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law that entitled the holder to demand or receive accelerated payment of such Allowed Claim after the occurrence of a default, and (iv) otherwise leaving unaltered the legal, equitable, or contractual rights to which the holder of the Secured Claim is entitled with regard to such Allowed Claim. Any dispute between the Debtor and the holder of an Allowed Claim in Class 2 with regard to the existence or cure of defaults, the reinstatement of maturity, or amounts due as compensation for cure of defaults or for reliance damages may be determined by the Bankruptcy Court upon motion of either party to the dispute, except as otherwise provided for herein. The Debtor anticipates that the Class 2 Secured Claims will be less than $5,000.00.

     2. CLASS 3 (PROVIDENT CLAIMS): Class 3 shall consist of all Allowed Claims held by Provident against the Debtor arising from the Provident Documents. On the Distribution Date, Provident, as the holder of the Allowed Class 3 Claims, shall, at the option of the Debtor (a) be paid in full and in Cash and on the Distribution date or (b) receive on account of such Claim restructured bond documents with identical maturity, interest rate, and security as the Provident Documents. The principal arrearage owed to Provident as of the Effective Date will be repaid in equal monthly installments for the first twelve months following the Effective Date, or (c) pursuant to Section 1124(2) of the Bankruptcy Code shall be paid in full and in Cash over time after (i) the cure on the Distribution Date or as soon thereafter as is practicable of any default that occurred before or after the Filing Date (other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the reinstatement at the time of such cure of the maturity of the Allowed Claim as such maturity existed before such default, (iii) the compensation at the time of such cure to the holder of the Provident Claim for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law that entitled the holder to demand or receive accelerated payment of such Allowed Claim after the occurrence of a default, and (iv) otherwise leaving unaltered the legal, equitable, or contractual rights to which the holder of the Provident Claim is entitled with regard to such Allowed Claim. Any dispute between the Debtor and the holder of an Allowed Claim in Class 3 with regard to the existence or cure of defaults, the reinstatement of maturity, or amounts due as compensation for cure of defaults or for reliance damages may be determined by the Bankruptcy Court upon motion of either party to the dispute, except as otherwise provided for herein. In addition, covenants under the existing documents will be amended to allow for implementation of the Plan. The
Debtor anticipates that the Class 3 Claims will be in the amount of $2,884,000.00.

     3. CLASS 4 (SCOTT CLAIMS): Class 4 shall consist of all Allowed Claims held by Scott against the Debtor arising from the Scott Documents. On the Distribution Date, Scott, as the holder of the Allowed Class 4 Claims, shall at the option of the Debtor (a) be paid in full and in Cash and on the Distribution date or (b) receive a restructured note and deed to secure debt which provides for payment of the Allowed 4 Claims over a four year period, with equal amortization. The note will bear interest at the rate of 10% and will be secured by the same assets as presently secure the Class 4 Claims or (c) pursuant to Section 1124(2) of the Bankruptcy Code shall be paid in full and in Cash over time after (i) the cure on the Distribution Date or as soon thereafter as is practicable of any default that occurred before or after the Filing Date (other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the reinstatement at the time of such cure of the maturity of the Allowed Claim as such maturity existed before such default, (iii) the compensation at the time of such cure to the holder of the Scott Claim for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law that entitled the holder to demand or receive accelerated payment of such Allowed Claim after the occurrence of a default, and (iv) otherwise leaving unaltered the legal, equitable, or contractual rights to which the holder of the Scott Claim is entitled with regard to such Allowed Claim. Any dispute between the Debtor and the holder of an Allowed Claim in Class 4 with regard to the existence or cure of defaults, the reinstatement of maturity, or amounts due as compensation for cure of defaults or for reliance damages may be determined by the Bankruptcy Court upon motion of either party to the dispute, except as otherwise provided for herein. The Debtor anticipates that the Class 4 Claims will be in the amount of $120,000.00.

     C.        CLASSIFICATION AND TREATMENT OF UNSECURED CLAIMS.

     1. CLASS 5 (UNSECURED CLAIMS): Class 5 shall consist of all Unsecured Claims. Each holder of an Allowed Class 5 Claim shall receive on the later of (1) the Distribution Date or (2) the date on which its Claim becomes an Allowed Claim payment in full in Cash of its Allowed Class 5 Claim. At the option of the Debtor exercised prior to the Distribution Date, and with 5 days notice to the holder of the Unsecured Claims, the allowed Class 5 Claims pursuant to Section 1124(2) of the Bankruptcy Code may be paid in full and in Cash over time on account of its Allowed Class 5 Claim after (i) the cure on the Distribution Date or as soon thereafter as is practicable of any default that occurred before or after the Filing Date (other than a default of the kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the reinstatement at the time of such cure of the maturity of the Allowed Claim as such maturity existed before such default,
(iii) the compensation at the time of such cure to the holder of the Unsecured Claim for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law that entitled the holder to demand or receive accelerated payment of such Allowed Claim after the occurrence of a default, and (iv) otherwise leaving unaltered the legal, equitable, or contractual rights to which the holder of the Unsecured Claim is entitled with regard to such Allowed Claim. Any dispute between the Debtor and the holder of an Allowed Claim in Class 5 with regard to the existence or cure of defaults, the reinstatement of maturity, or amounts due as compensation for cure or defaults or for reliance damages may be determined by the Bankruptcy Court upon motion of either party to the dispute, except as otherwise provided for herein. The Debtor believes that the Class 5 Unsecured Claims will not exceed $60,000,000.00.

     2. CLASS 6 (BONDHOLDER CLAIMS): Class 6 shall consist of all Allowed Claims that are Bondholder Claims. The treatment of the Class 6
Bondholders Claims is set out in the Term Sheet which is attached to the Plan and is expressly and completely incorporated therein.

     D.        CLASSIFICATION AND TREATMENT OF INTERESTS IN THE DEBTOR.

     1. CLASS 7 (INTERESTS): Class 7 shall consist of the Interests of the holders of Outstanding Securities of the Debtor. The Class 7 Interests are unimpaired. On the Effective Date of the Plan, the holders of Class 7 Interests shall continue to hold the Outstanding Securities and shall retain unaltered the legal, equitable, and contractual rights to which such holders are entitled with regard to such Interests.

     E.        PAYMENT OF INTEREST ON ALLOWED CLAIMS.

     Section 8.6 of the Plan provides that each Creditor holding a Class 5 Claim against the Debtor shall receive interest on the principal portion of its Allowed Claim at the rate of eight and one-half percent (8.5%) per annum (or such market rate of interest determined by the Bankruptcy Court to be appropriate at the Confirmation Hearing) from the later of (1) the Petition Date or (2) the date on which the Allowed Claim first became or becomes due until it is paid, unless the Debtor and the Creditor have agreed on an interest rate (whether as a result of a contractual agreement in connection with transactions out of which the Claim arises or the settlement or compromise of a dispute concerning the applicable rate of interest), in which case interest shall be paid at the agreed rate from the later of (1) the Petition Date or (2) the date on which the Allowed Claim first became or becomes due until it is paid. The market rate of interest shall mean the rate of eight and one-half percent (8.5%) per annum or such other rate of interest as determined by the Bankruptcy Court at the Confirmation Hearing to be a rate of interest which provides the holder of such Claim with property of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim. The Debtor believes that Creditors who are entitled to receive statutory liquidated damages, whether actually awarded or not, as part of their Allowed Claim are not entitled to also receive interest as part of their Claims.

     F.        RESERVATION OF RIGHTS.

     The Debtor has not yet begun objecting to Claims other than FLSA Claims and Contract Wage Claims, and the Claims' analysis process is still underway. References to "Allowed Claims" in the Disclosure Statement do not mean any such Claims have been Allowed by the Bankruptcy Court, agreed to by the Debtor or are not subject to objection.

     G.        MEANS OF IMPLEMENTATION OF PLAN.

     The Debtor will survive as a Reorganized Debtor and will continue to engage in business after the Effective Date.

     H.        STRUCTURE OF THE REORGANIZED DEBTOR.

     On and after the Effective Date, the Debtor will continue to be owned by the holders of Outstanding Securities.

     I.        MANAGEMENT.

     On and after the Effective Date, the Reorganized Debtor will continue to be managed by the existing management of the Debtor (See, Article II, Section B, page 6).

     J.        DISTRIBUTABLE PROPERTY UNDER THE PLAN.

     Under the Plan, the Reorganized Debtor will, on the Effective Date, distribute Cash.

     K.        EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

     The Plan provides that on the Confirmation Date, all executory contracts and unexpired leases of the Debtor will be deemed assumed by the Debtor in accordance with Sections 365 and 1123 of the Bankruptcy Code, except for executory contracts or unexpired leases that (i) are listed in the Schedule of Rejected Executory Contracts and Unexpired Leases to the Plan, which contracts and leases shall be deemed rejected on the Confirmation Date, (ii) have been rejected by order of the Bankruptcy Court or (iii) are the subject of a motion to reject pending on the Confirmation Date. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to
Section 365 of the Bankruptcy Code.

     The Debtor does not anticipate that it will reject a material number of executory contracts and unexpired leases. Claims arising from the rejection of executory contracts and unexpired leases will be treated as Class 5 Claims. The Debtor believes that Claims arising from the rejection of executory contracts and unexpired leases will not exceed $300,000.00.

     L.        ASSUMPTION AND CURE.

     The Bankruptcy Code provides that, to assume executory contracts or unexpired leases, a debtor must cure certain defaults. The Plan provides that all payments to cure defaults that may be required by
Section 365(b)(1) of the Bankruptcy Code shall be made by the Debtor by payment in Cash in full on the Effective Date or as otherwise agreed by the Debtor and the other party to such executory contract or unexpired lease. In the event of a dispute regarding (1) the amount of any such payments,
(2) the ability of the Debtor to provide adequate assurance of future performance or (3) any other matter pertaining to assumption, any payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such dispute.

     M.        IDENTITY AND COMPENSATION OF INSIDERS.

     The Debtor does not anticipate that any insiders will receive compensation following confirmation of the Plan other than reasonable and customary compensation for their services as directors and/or officers of the Debtor and any distributions payable with respect to Interests held by such persons.

     N.        PBGC CLAIMS.

     Krystal maintains a tax-qualified, defined benefit pension plan for certain of its employees known as the Krystal Company Retirement Plan (the "Plan"). The Plan is covered by the mandatory pension termination insurance program in Title IV of the Employee Retirement Income Security
Act of 1974 ("ERISA"), 29 U.S.C. Sections 1301-1461 (1994), and certain benefits under the Plan are therefore guaranteed by the Pension Benefit Guaranty Corporation ("PBGC") in the event the Plan terminates with insufficient assets to provide for those benefits.

     The PBGC has filed a claim in this case for Unfunded Benefit
Liabilities ("UBLs"), as defined in 29 U.S.C. Section 1301(a)(18), relating to the Plan. Debtor and its "controlled group," as that term is defined in 29 U.S.C. Section 1301(a)(14), are jointly and severally liable for the UBLs, as well as Unpaid Minimum Funding Contributions, under 29 U.S.C. Sections 1082, 1362(c) and 26 U.S.C. Section 412, in the event the Plan should terminate. SEE 29 U.S.C. Section 1362. The UBL claim would only arise upon the termination of the Plan. That claim, filed in the estimated amount of $6,356,000, is based on the assumption that the Plan would be terminated as of April 30, 1996. The Debtor has no intention to terminate the Plan as of that date or at any time prior to the confirmation of a Plan of Reorganization in this case, and intends to continue to maintain the Plan, as a reorganized
Debtor, in accordance with ERISA, the Internal Revenue Code, and all other applicable laws after confirmation of a Plan of Reorganization.
Accordingly, the Debtor expressly acknowledges for itself and all members of its controlled group that nothing in the Disclosure Statement, the Plan of Reorganization, or the confirmation order thereof shall discharge or otherwise affect the statutory liability of the Debtor and any member(s) of its controlled group under ERISA or other applicable law, or preclude the PBGC from commencing any court action, or taking any other action, to collect or recover from the Debtor or any member(s) of its controlled group, or their successors, any claim which may arise under 29 U.S.C.
Section 1362 for UBLs relating to the Plan.

     The PBGC has also filed a priority claim in the estimated amount of $1,477.10 under 11 U.S.C. Section 507(a)(1) for unpaid premiums under 29 U.S.C.
Section 1307, which have arisen during the pendency of the bankruptcy case. The PBGC has also filed an unliquidated claim for Unpaid Minimum Funding Contributions relating to the Plan; however, at this time, it does not appear that the Debtor owes any Unpaid Minimum Funding Contributions on behalf of the Plan. The PBGC has indiated that it does not oppose confirmation of the Plan and that in the event of confirmation of the Plan, PBGC's Claims, other than a nominal claim for $1,477,10 for post-petition premiums, would be withdrawn.

     O.        WAIVERS AND RELEASES; LEGAL EFFECT OF PLAN CONFIRMATION.


     On the Effective Date, the Plan will, in general, discharge the Debtor and revest it with property of the Estate free and clear of all liens and claims and interests and permanently enjoin the holders of Claims and Interests from commencing or maintaining actions with respect to such Claims and Interests. The Debtor shall, pursuant to the terms of the Plan, retain all causes of action, claims and rights against any person.

     P.        AMENDMENT OF THE PLAN.

     The Debtor may modify the Plan at any time before the entry of the Confirmation Order, and after the entry of the Confirmation Order, the Debtor may, upon order of the Court, amend or modify the Plan in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

     Q.        RETENTION OF JURISDICTION BY THE COURT.

     Notwithstanding entry of the Confirmation Order or Effective Date having occurred, the Court will retain jurisdiction with respect to the certain matters described in the Plan.


                                 ARTICLE VI.

                         CONDITIONS TO CONFIRMATION
                      CONTAINED IN THE BANKRUPTCY CODE

     A.        SECTION 1129.

     Section 1129 of the Bankruptcy Code, which sets forth the requirements that must be satisfied in order for the Plan to be confirmed, lists the following requirements for the approval of any plan of reorganization:

     1. A plan must comply with the applicable provisions of the Bankruptcy Code.

     2. The proponent of a plan must comply with the applicable provisions of the Bankruptcy Code.

     3. A plan must be proposed in good faith and not by any means forbidden by law.

     4. Any payment made or to be made by the proponent, by the debtor or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, or in connection with such plan and incident to the case, must be approved by, or be subject to the approval of, the Bankruptcy Court as reasonable.

     5. (a) (1) The proponent of a plan must disclose the identity and affiliations of any individual proposed to serve, after confirmation of such plan, as a director, officer or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under such plan; and

               (2) The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy; and

          (b) The proponent of a plan must disclose the identity of any insider (as defined in the Bankruptcy Code) that will be employed or retained by the reorganized debtor, and the nature of any compensation for each insider.

     6. Any governmental regulatory commission with jurisdiction, after confirmation of a plan, over the rates of the debtor must approve any rate change provided for in such plan, or such rate change is expressly conditioned on such approval.

     7.   With respect to each impaired class of claims or interests --

          a. Each holder of a claim or interest in an impaired class of claims or interest must have accepted the plan or must receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date; or, if the class is a class of secured claims that elects non-recourse treatment of the claims under
Section 1111(b) of the Bankruptcy Code, each holder of a claim in such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claims.

     8. With respect to each class of claims or interests, such class must accept the plan or not be impaired under the plan (subject to the "cramdown" provisions discussed above and below under "Confirmation Without Acceptance by All Impaired Classes").

     9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, a plan must provide that:

          a. with respect to an administrative claim and certain claims arising in an involuntary case, on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of the claim;

          b. with respect to a class of priority wage, employee benefit, consumer deposit and certain other claims described in Section 507(a)(3)-
(6) of the Bankruptcy Code, each holder of a claim of such class will receive:

               (1) if such class has accepted the plan, deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

               (2) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

               (3) with respect to a priority tax claim of a kind specified in Section 507(a)(7) of the Bankruptcy Code, the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value as of the effective date of the plan equal to the allowed amount of such claim.

     10. If a class of claims is impaired under a plan, at least one class of claims that is impaired under such plan must have accepted the plan, determined without including any acceptance of the plan by any insider.

     11. Confirmation of a plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan. This is the so-called "feasibility" requirement.

     12. All fees payable under 28 U.S.C. Section 1930, as determined by the court at the hearing on confirmation of the plan, must have been paid or the plan must provide for the payment of all such fees on the effective date of the plan.

     13. A plan must provide for the continuation after its effective date of payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection
(e)(1)(B) or (g) of Section 1114 of the Bankruptcy Code, at any time prior to confirmation of such plan, for the duration of the period the debtor has obligated itself to provide such benefits.

     This Disclosure Statement discusses three of the requirements for confirmation with respect to voting: (a) acceptance by impaired classes;
(b) that the Plan be in the best interests of each holder of a Claim or Interest in an impaired Class that has not voted to accept the Plan; and
(c) the feasibility of the Plan. The Debtor believes that the Plan meets all the requirements of Section 1129(a) of the Bankruptcy Code (other than as to voting, which has not taken place) and will seek a ruling of the Bankruptcy Court to this effect at the hearing on confirmation of the Plan. You are urged to consult your own counsel to evaluate each and every one of the standards for confirmation of the Plan under the Bankruptcy Code.

     B.        ACCEPTANCE.

     A plan is accepted by an impaired class of claims if, of those who vote, holders of two-thirds in dollar amount and a majority in number of such claims of that class vote to accept the plan. A plan is accepted by an impaired class of equity interests if, of those who vote, holders of two-thirds of the number of shares in such class vote to accept such plan. In both cases, only those holders of Claim or Interests, as the case may be, who actually return a ballot count in this tabulation.

     C.        CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES -
               CRAMDOWN.

     Although Section 1129(a)(8) of the Bankruptcy Code requires that a Plan of Reorganization be accepted by each Class that is impaired by such Plan, Section 1129(b) of the Bankruptcy Code provides that the Bankruptcy Court may still confirm the Plan at the request of the Debtor if all the requirements of Section 1129(a) (except Section 1129(a)(8)) are met and if, with respect to each Class of Claims or Interests that is impaired under the Plan and has not voted to accept the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." This provision is referred to commonly as "cramdown." In the event that all impaired classes of Claims do not accept the Plan, the Debtor intends to seek confirmation of the Plan under the cramdown provisions of Section 1129(b) of the Bankruptcy Code with respect to any such non-accepting Class. The Debtor believes, that, with respect to such Classes, the Plan meets the
requirements of Section 1129(b).   The Debtor believes that the Court
should determine that the Plan is "fair and equitable" and "does not discriminate unfairly" as to the holders of Claims or Interests.

     D.        BEST INTERESTS TEST.

     Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in an impaired Class that has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test of
Section 1129(a)(7) of the Bankruptcy Code requires that the Court find that the Plan provides to each holder of a Claim or Interest in such impaired Class a recovery on account of the holder's Claim or Interest that has a value at least equal to the value of the Distribution that such holder would instead receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code.

     To estimate what members of each impaired Class of Claims or Interests would receive if the Debtor was liquidated in a Chapter 7 case, the Court must first determine the aggregate dollar amount that would be available if the Bankruptcy Case was converted to a Chapter 7 liquidation case under the Bankruptcy Code and the Debtor's property was liquidated by a Chapter 7 trustee (the "Liquidation Value"). The Liquidation Value would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by the Cash held by the Debtor and reduced by certain increased costs, as described below, and Claims that arise in a Chapter 7 liquidation case but do not arise in a Chapter 11 reorganization case.

     The Liquidation Value available to unsecured creditors would be reduced by: (a) the Claims of secured creditors to the extent of the value of their collateral; and (b) the costs and expenses of the liquidation under Chapter 7. Those costs and expenses would include: (i) the compensation of a trustee and its counsel and other professionals retained;
(ii) disposition expenses; (iii) litigation costs, including costs associated with litigation that is avoided under the compromises reached under the Plan; and (iv) Claims arising from the operation of the Debtor's Estate during the pendency of the Bankruptcy Case and limited operations during the Chapter 7 liquidation case. The liquidation itself would trigger certain priority Claims, and would accelerate other priority payments which would otherwise be payable in the ordinary course. These priority Claims likely would be paid in full out of the unencumbered liquidation proceeds before the balance would be made available to pay most other Claims or to make any Distribution in respect of Interests.

     Liquidation may also involve the rejection of additional executory contracts of the Debtor and cause the incurrence of substantial additional rejection damage Claims against it.

     Considering the effect that a Chapter 7 liquidation would have on the value of the Debtor, including the costs of and Claims resulting from a Chapter 7 liquidation, the adverse effect of a forced sale on the prices of the Debtor's assets, and the delay in the distribution of liquidation proceeds, the Debtor believes that a Chapter 7 liquidation of the Debtor would result in substantial diminution in the value to be realized under the Plan by holders of Claims and Interests because of, among other factors: (a) the failure to realize the maximum value of the Debtor's property as a going concern; (b) additional administrative expenses involved in the appointment of a trustee or trustees, attorneys, accountants, and other professionals to assist each such trustee in a Chapter 7 case; (c) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation and from the assumption or rejection of executory contracts in connection with a cessation of the Debtor's operations; and (d) the substantial time which would elapse before creditors would receive any Distribution in respect of their Claims. Consequently, the Debtor believes that the Plan, which provides for the continuation of the Debtor's business, will provide a substantially greater ultimate return to holders of Allowed Claims and Allowed Interests than would liquidation. See
Article VII, Section C at page 33 of this Disclosure Statement for additional information on the Debtor's Liquidation Analysis.

     E.        FEASIBILITY.

     Section 1129(a)(11) of the Bankruptcy Code requires that confirmation should not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor (unless such liquidation or reorganization is proposed in the Plan).
For purposes of determining whether the Plan meets the requirement, the Debtor has analyzed its ability to meet its respective obligations under the Plan. As part of this analysis, the Debtor has prepared Projected Sources and Uses of Funds at the End of the First Quarter of 1997, and other financial projections which are attahed as Exhibit E. Based upon the projections, the Debtor believes that reorganization under the Plan will meet the feasibility requirements of Section 1129(a)(11) of the Bankruptcy Code.

                                ARTICLE VII.

        ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     The Debtor believes that the Plan provides creditors and stockholders the potential for the greatest realization on the Debtor's assets and, therefore, is in the best interests of the creditors and stockholders. If the Plan is not confirmed, however, this Chapter 11 case could continue; alternative plans of reorganization could be proposed and/or confirmed; or the Debtor's estate could be liquidated under Chapter 7 or Chapter 11 of the Bankruptcy Code.

     A.        CONTINUATION OF CASE

     If the Debtor remains in Chapter 11, it could continue for an unspecified period of time to operate its business and manage its properties as debtor in possession, but it would remain subject to the restrictions imposed by the Bankruptcy Code and to the operating and financial constraints associated with the Bankruptcy Case.

     B.        ALTERNATIVE PLANS OF REORGANIZATION

     If the Plan is not confirmed, the Debtor, or any other party in interest in the case, could attempt to formulate and to propose a different plan or plans of reorganization. Such plans might involve a reorganization and continuation of the Debtor's business or liquidation of its assets.

     C.        LIQUIDATION UNDER CHAPTER 7

     1.   GENERAL

     If no plan can be confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code. In Chapter 7 cases, a trustee would be elected or appointed to liquidate the Debtor's assets. The proceeds of the liquidation would be distributed to the respective holders of Allowed Claims against the Debtor in accordance with the priorities established by the Bankruptcy Code.

     Under Chapter 7, a secured creditor whose Claim is fully secured would be entitled to full payment, including interest, from the proceeds of the sale of its collateral. Unless its Claim is nonrecourse, a secured creditor whose collateral is insufficient to pay its Claim in full would be entitled to assert an unsecured Claim for its deficiency. Claims entitled to priority under the Bankruptcy Code would be paid in full before any distribution to general unsecured creditors. Funds remaining after payment of secured Claims and priority Claims would be distributed pro rata to general unsecured creditors.

     The Debtor believes that liquidation under Chapter 7 would result in substantial diminution of the value of its estate because of (1) additional administrative expenses involved in the appointment of a trustee and attorneys, accountants and other professionals to assist such a trustee;
(ii) additional expenses and Claims, some of which would be entitled to priority, that would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtor's operations; and (iii) failure to realize the greater going-concern value of Debtor's assets.

     2.   LIQUIDATION ANALYSIS

     The Debtor's management has prepared the Chapter 7 liquidation analysis attached as Exhibit D hereto (the "Liquidation Analysis") to help holders of Claims to reach their determination as to whether to accept or reject the Plan. The Liquidation Analysis indicates the estimated values which may be obtained by classes of Claims and classes of interests if the Debtor's assets are sold, pursuant to a Chapter 7 liquidation, as an alternative to continued operation of the business and payments under the Plan. The Liquidation Analysis is based on Debtor's unaudited balance sheet at September 29, 1996 and on assumptions described in the Liquidation Analysis.

     Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtor and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. As such, the Liquidation Analysis is speculative in nature. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtor was, in fact, to undergo such a liquidation. Actual results could materially vary from those contained herein.

     The Committee of Unsecured Creditors has filed an objection to FLSA Claims asserting that the liquidated damages portion of such Claims, to the extent allowed, should be subordinated to the payment of all other unsecured Claims against the Debtor under 11 U.S.C. Section 726(a)(4). This objection has not been resolved, but if sustained would have no effect on the amounts paid to creditors.

     In addition, in the event that it is determined that the Debtor was insolvent as of the Petition Date, the Debtor's three primary trade creditors may have reclamation claims, which would be entitled to priority under 11 U.S.C. Sections 503 and 546.

                           FINANCIAL PROJECTIONS

          The property and/or funds necessary to effect the transfers and payments contemplated under the Plan will be provided by cash and other assets of the Debtor has on hand and by cash generated by the consummation of one or more loans. To assist creditors in assessing the Debtor's ability to meet its obligations under the Plan, the Debtor has prepared the projections attached hereto as Exhibit E.


                                ARTICLE VIII.

                                RISK FACTORS

LITIGATION

     The principal factor in the Debtor's determination to file a petition under Chapter 11 was the cost of litigation involving certain former and current employees for alleged violations of the Fair Labor Standards Act. Assuming approval of the settlement between the Debtor and the Claimants represented by SED, the Debtor believes that it has or will have sufficient resources to pay timely all Allowed Claims including the FLSA Claims.

PROSPECTIVE FINANCIAL INFORMATION

     The cash flow projections included in this Disclosure Statement are dependent upon the Debtor achieving a certain level of financial results and on the reliability of the assumptions contained in the financial projections included herein. See "Projected Financial Information". The Projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtor, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Debtor and some of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Debtor . Therefore, the actual results achieved throughout the period covered by the projections will likely vary from projected results. These variations may be material. See "Projected Financial Information".

     The Projections do not assume or take into account the effects of any extraordinary corporate action such as a merger, consolidation, sale of all or substantially all the Debtor's assets, refinancing or recapitalization of the Debtor.

EXIT FINANCING

     The Debtor's ability to pay all Allowed Claims in full on the Distributuion Date is dependent upon the Debtor obtaining at least $45,000,000.00 in new financing upon confirmation of the Plan.

COMPETITION

     All aspects of the Debtor's operations are conducted in a highly competitive environment. Competition within the fast food industry is based on quality, service and pricing. The Debtor faces competition from other national fast food companies, as well as regional and local fast food service providers some of which have better financial resources or are better established within a specific geographic region. The Debtor believes that its distinctive product and regional focus enables it to compete effectively. However, upon emergence from bankruptcy, it is uncertain the extent to which the Debtor will be able to compete at historical levels.

FINANCIAL RISK

     Although the Debtor is expected to emerge from chapter 11 with a level of debt that it will be able to support, due to the uncertainty regarding economic and other business factors beyond their control, no assurance can be given that the Debtor will be able to continue to meet its debt service requirements as they become due. In addition, the Debtor's degree of leverage may impose restrictions on, among other things, the Debtor's ability to withstand competitive pressures or a continuation or worsening of economic conditions, to expand its businesses or to take advantage of significant new business opportunities that may arise.


                                ARTICLE IX.

                              TAX CONSEQUENCES

     The Debtor has not obtained a tax opinion and expresses no opinion as to the tax consequences to the holder of any Claim or Interest caused by the terms of the Plan. The Debtor does not anticipate adverse tax consequences respecting the treatment of Claims under the Plan. Because the Creditors receive 100 cents on the dollar, the Debtor will experience no forgiveness of indebtedness income.

     BECAUSE THE DEBTOR EXPRESSES NO TAX ADVICE, IN NO EVENT WILL THE DEBTOR OR ANY PROFESSIONAL ADVISORS ENGAGED BY IT BE LIABLE IF, FOR ANY REASON, THE TAX CONSEQUENCES OF THE PLAN ARE OTHER THAN AS

ANTICIPATED. CREDITORS MUST LOOK SOLELY TO AND RELY SOLELY UPON THEIR OWN ADVISORS AS TO THE TAX CONSEQUENCES OF THE PLAN.


                                ARTICLE X.

                                DISCLAIMERS

     The statements contained in this Disclosure Statement are made as of the date hereof, and unless another time is specified herein, neither the delivery of this Disclosure Statement nor an exchange of rights made in connection herewith shall under any circumstances create an implication that there has been a change in the facts set forth herein since the date hereof.

     No representations concerning the Debtor, the value of its property, or the value of any benefits offered to holders of Claims or Interests in connection with the Plan, are authorized by the Debtor, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure acceptances which are contrary to the information contained in this Disclosure Statement should not be relied on by you in arriving at your decision.

                                 ARTICLE XI.

              THE SIGNIFICANCE OF ALLOWANCE AND IMPAIRMENT

     To be entitled to receive a distribution under the Plan, a creditor must have an Allowed Claim. To be entitled to vote on the Plan, however, a creditor must have an Allowed Claim that is also impaired. If a Claim is not Allowed, the creditor will not be entitled to vote on a plan or to receive a distribution. Any class as to which no distribution will be made under the Plan under any circumstances does not vote on the Plan and is deemed not to have accepted it. Any class that is not impaired will be deemed to have accepted the Plan.

     A.        ALLOWANCE OF CLAIMS.

     1.   ALLOWED CLAIMS

          A Claim is automatically Allowed if (i) a proof of claim has been filed and no objections to the Claim are asserted, or (ii) the Claim is listed in Debtor's Schedules and is not listed as disputed, contingent or unliquidated unless the claim is a Disputed Claim which includes a claim for which a proof of claim was filed in an amount different from the amount listed on the Debtor's Schedules. The Debtor may object to the allowance of a Disputed Claim up until 60 days after the Effective Date.

          If a proof of claim is filed and an objection to that Claim is asserted, the objection must be resolved before the Claim will be Allowed. If a Claim scheduled on Debtor's Schedules is disputed, contingent, or unliquidated, the Claim is not Allowed unless (i) a proof of claim is filed on or before the Bar Date, and (ii) objections to the proof of claim are resolved by Final Order. Debtor's Schedules are too voluminous to reproduce in this Disclosure Statement but have been filed with the Bankruptcy Court and may be reviewed there by creditors.

     B.        IMPAIRMENT OF CLAIMS

     1.   DEFINITION OF IMPAIRMENT

          Under section 1124, a class of Claims is impaired under a plan unless, with respect to each Claim of such class, (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such Claim entitles the holder of such Claim; or (ii) all defaults are cured, the original maturity of the Claim is reinstated, and the Claim is otherwise treated as provided in clause (i).

     2.   CLASSES IMPAIRED UNDER THE PLAN

          Classes 3, 4, 5 and 6 are impaired under the Plan.

                                ARTICLE XII.

                            OBJECTIONS TO CLAIMS

     If an objection to a Claim has been filed, the Allowed amount of the Claim, if any, will be resolved through the objection procedure. If an objection has been filed, the creditor will not be entitled to vote on the Plan unless the Claim has been temporarily Allowed by the Bankruptcy Court for voting purposes. Refer to Article XIII, Section A, at page 39 of this Disclosure Statement.

     A.        OBJECTION PROCEDURE

     1.   OBJECTIONS

          Debtor may file with the Bankruptcy Court an objection to the proof of claim filed by any creditor. The objection must be filed with the Bankruptcy Court and served in accordance with Bankruptcy Rule 3007 no later than 60 days after the Effective Date. A copy of the objection must be served upon the attorney of record for the creditor, upon the creditor directly, if the same is not represented by an attorney, and upon Debtor and attorneys for Debtor.



     2.   RESPONSES

          If an objection to a Claim is filed, the creditor must file a response to any such objection within the time period set by the Bankruptcy Court. Copies of such responses must be served upon Debtor and attorneys for Debtor. Failure to file timely a response as a result in a deemed consent to the objection.

                                ARTICLE XIII.

                TEMPORARY ALLOWANCE AND ESTIMATION OF CLAIMS

     A.        TEMPORARY ALLOWANCE OF CLAIMS FOR VOTING PURPOSES

     The Bankruptcy Rules provide that any creditor may file a request that the Bankruptcy Court temporarily allow its Claim for purposes of voting when an objection to the Claim has been filed. The creditor holding such a Claim will vote the Claim in the amount, if any, as is determined by Final Order resolving the request for temporary allowance.

     B.        ESTIMATION OF CLAIMS FOR DISTRIBUTION PURPOSES

     Creditors holding Claims that are contingent or unliquidated will not receive any distribution until the allowance and amount of the Claim is resolved through the Claims objection procedure. The Bankruptcy Code provides that any party in interest may file a request that the Bankruptcy Court estimate for purposes of distribution the amount of any contingent or unliquidated Claim, if liquidation of the Claim would unduly delay administration of the case. The creditor holding such a contingent or unliquidated Claim will receive a distribution based on the amount, if any, as is determined by final order resolving the request for estimation.

                               ARTICLE XIV.

                     VOTING ACCEPTANCE AND CONFIRMATION

     A.        VOTING PROCEDURES AND REQUIREMENTS.

     Pursuant to provisions of the Bankruptcy Code, only classes of claims against or equity interest in a debtor that are impaired under the terms and provisions of a plan of reorganization are entitled to vote to accept or reject a plan. Classes of claims or interests that are not impaired are deemed to have accepted the plan and are NOT entitled to vote on the plan. By virtue of the provisions of the Plan, all Claims and Interests are unimpaired and, therefore, are presumed to have accepted the Plan.

     The Debtor does not believe that any class of creditors or interestholders is entitled to vote on the Plan. Nevertheless, if voting is required, after carefully reviewing the Plan in this Disclosure Statement, please indicate your vote on each enclosed ballot and return it in the preaddressed envelope provided for this purpose.

     To be counted, ballots must be marked, signed and returned so that they are received no later than 5:00 p.m. (E.S.T.) on March 28, 1997, at the following address:

               David G. Epstein
               Sarah Robinson Borders
               King & Spalding
               191 Peachtree Street, Suite 4900
               Atlanta, Georgia   30303

     Ballots that are signed and returned, but not expressly voted either for acceptance or rejection of the Plan, will be counted as ballots for acceptance of the Plan. If your ballot is damaged or lost, or if you do not receive a ballot, you may request a replacement by addressing a written request to:

               Al Bentley
               The Krystal Company
               The Krystal Building
               One Union Square
               Chattanooga, Tennessee 37402


or by telephoning Al Bentley at (423) 757-5664.

     Please follow the directions contained in the voting instructions sheet accompanying the enclosed ballot carefully.

     B.        CONFIRMATION HEARING.

     The Court will hold a hearing on Confirmation of the Plan on April 9, 1997 at 10:00 a.m. (Eastern Standard Time), in the United States Bankruptcy Court, Eastern District of Tennessee, Historic U.S. Courthouse, 31 East 11th Street, Chattanooga, Tennessee 37401. Any objections to Confirmation of the Plan must be in writing and must be filed with the Clerk of the Court and served on counsel listed below to ensure RECEIPT by them on or before March 28, 1997 at 5:00 p.m. (Eastern Standard Time). Counsel on whom objections must be served are:

Counsel for the Debtor:       David G. Epstein
                              Sarah Robinson Borders
                              King & Spalding
                              191 Peachtree Street
                              Atlanta, Georgia   30303

Counsel for the Committee:    Dennis J. Connolly, Esq.
                              Alston & Bird
                              One Atlantic Center
                              1201 W. Peachtree Street
                              Atlanta, Georgia 30309-3424

                                 ARTICLE XV.

                               RECOMMENDATION

     The Debtor recommends that this Disclosure Statement for the Plan of Reorganization be approved.

     This 24th day of February, 1997.

                                        THE KRYSTAL COMPANY



                                        BY: /s/ R. B. DAVENPORT, IV
                                           --------------------------------
                                             R. B. Davenport, IV, President

David G. Epstein
State Bar No. 561206
Sarah Robinson Borders
State Bar No. 610649
KING & SPALDING
191 Peachtree Street
Atlanta, Georgia 30303-1763
(404) 572-4600

ATTORNEYS FOR DEBTOR-IN-POSSESSION